Exhibit 99.1

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Consolidated Financial Statements

December 31, 2009

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Table of Contents

December 31, 2009

Page(s)

Report of Independent Auditors	1

Consolidated Financial Statements

Balance Sheet	2

Statement of Operations	3

Statements of Shareholder’s Deficit	4

Statement of Cash Flows	5

Notes to Financial Statements	6–18

Report of Independent Auditors

To the Board of Directors and Shareholder of

Amrep, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, of shareholder’s deficit and of cash flows present fairly, in all material respects, the consolidated financial position of Amrep, Inc. and its subsidiary (the “Company”) at December 31, 2009, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1, the Company was acquired in a transaction occurring on January 4, 2010. Also, as described in Note 13, Company adopted a new standard amending the accounting for business combinations.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 17, 2010

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Consolidated Balance Sheet

As of December 31, 2009

2009

Assets
Current assets
Cash and cash equivalents	$248,445
Accounts receivable, net	8,979,641
Inventories, net	15,782,397
Prefunded management incentive	2,316,580
Prepaid expenses and other current assets	1,068,113

Total current assets	28,395,176
Property, plant and equipment, net	12,080,773
Intangible assets, net	136,867

Total assets	$40,612,816

Liabilities and Shareholder’s Deficit
Current liabilities
Debt obligations	$23,945,709
Accounts payable	9,303,986
Accrued management fees due to owners	1,800,000
Accrued compensation	1,256,618
Accrued customer discount and rebate programs	1,421,912
Current portion of accrued environmental remediation costs	2,500,000
Other accrued liabilities	1,104,144

Total current liabilities	41,332,369

Long-term portion of accrued environmental remediation costs	9,700,000

Total liabilities	51,032,369

Commitments and Contingencies (See Note 10.)
Shareholder’s deficit
Capital stock, no par value, 8,500 shares authorized, 85 shares issued and outstanding in 2009	11,807,872
Accumulated deficit	(22,227,425)

Total shareholder’s deficit	(10,419,553)

Total liabilities and shareholder’s deficit	$40,612,816

The accompanying notes are an integral part of these consolidated financial statements.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Consolidated Statement of Operations

Year Ended December 31, 2009

2009

Net sales	$104,984,169
Cost of products sold	78,788,989

Gross profit	26,195,180
Selling and administrative expenses	18,176,186
Environmental charge	6,224,900
Acquisition-related costs	530,983

Operating profit	1,263,111
Other expense
Interest expense	2,301,031
Other expense	411,468

Total other expense	2,712,499

Loss before provision for income taxes	(1,449,388)
Provision for income taxes	612,598

Net loss	$(2,061,986)

The accompanying notes are an integral part of these consolidated financial statements.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Consolidated Statements of Shareholders’ Deficit

Year Ended December 31, 2009

	Capital	Accumulated
	Stock	Deficit	Total

Balances at December 31, 2008	$11,807,872	$(20,165,439)	$(8,357,567)
Net loss	—	(2,061,986)	(2,061,986)

Balances at December 31, 2009	$11,807,872	$(22,227,425)	$(10,419,553)

The accompanying notes are an integral part of these consolidated financial statements.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Consolidated Statement of Cash Flows

Year Ended December 31, 2009

2009

Cash flows from operating activities
Net loss	$(2,061,986)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	2,216,981
Changes in operating assets and liabilities
Accounts receivable	4,293,339
Inventories	(156,163)
Prepaid expenses and other current assets	(2,810,436)
Accounts payable	(2,191,891)
Accrued environmental remediation costs	5,486,770
Other, net	635,350

Net cash provided by operating activities	5,411,964

Cash flows used in investing activities
Expenditures for property, plant and equipment	(1,765,900)
Proceeds from sale of property, plant and equipment	7,000

Net cash used in investing activities	(1,758,900)

Cash flows used in financing activities
Repayments on revolving credit facility	(109,218,619)
Borrowings under revolving credit facility	106,769,000
Repayments on term loan	(960,000)

Net cash used in financing activities	(3,409,619)

Net increase in cash and cash equivalents	243,445
Cash and cash equivalents
Beginning of year	5,000

End of year	$248,445

Supplemental disclosures of cash flow information
Cash paid for interest	$1,693,812
Cash paid for income taxes	$738,400

The accompanying notes are an integral part of these consolidated financial statements.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

1.	Organization of the Business and Acquisition of the Company

Amrep, Inc. and its wholly owned subsidiary, MBL Industries, Inc. (jointly the “Company”), are engaged in the manufacture of industrial cleaners, sanitizers and lubricants in aerosol and bulk liquid forms. The Company’s products are primarily sold to wholesale distributors in the United States. The Company maintains manufacturing and distribution centers in Georgia, Texas, Pennsylvania and California, with corporate offices in Georgia. Amrep, Inc. is a wholly owned subsidiary of Dawn Chemical Company, Inc. (“Dawn”). Amrep, Inc. functions as the operating entity of Dawn.

On January 4, 2010, Zep Inc. acquired the Company for a cash purchase price of approximately $64.4 million, subject to a final closing working capital adjustment (the “Acquisition”). Zep Inc., with net sales in excess of $500 million during the fiscal year ending August 31, 2009, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. Zep Inc. is an SEC reporting company whose common stock is listed on the New York Stock Exchange under the ticker symbol “ZEP”. All outstanding debt balances discussed in Note 7 were settled and related agreements were terminated pursuant to the purchase. For the year ended December 31, 2009, the Company expensed transaction deal costs as incurred of approximately $531,000 in the statement of operations. Additional expenses, including incentives due to owners upon change in control resulting from this acquisition, were incurred by the Company subsequent to year-end.

2.	Summary of Significant Accounting Policies

Consolidation

The Company’s consolidated financial statements include the accounts of Amrep, Inc. and MBL Industries, Inc. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and loans and notes payable. In the case of cash, accounts receivable and accounts payable, the carrying amount on the balance sheet approximates the fair values due to the short term nature of these instruments. Borrowings under the credit facility have original terms of no more than three months, demonstrating carrying value of these certain borrowings approximate the fair value. Other borrowings also have a carrying value that approximates estimated fair value.

Authoritative guidance on fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities that we have the ability to access at the measurement date;

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

•

Level 3: Unobservable inputs for which there is little or no market data, which require us to develop our own assumptions based on the best information available as what market participants would use in pricing the asset or liability.

The Company derecognizes trade accounts receivables sold in factoring arrangements and recognizes at fair value assets obtained, along with any gain or loss on the transaction in current earnings. The fair value of assets obtained is supported by a quoted price and is settled in cash shortly after the transaction occurs. Factored receivables derecognized do not allow for recourse and customer credit risk is transferred to the factoring agreement counterparty transferee. A Level 1 category classification of the asset obtained is supported under the fair value hierarchy. There were no outstanding factored receivables as of December 31, 2009, which were not yet settled in cash at the quoted factor price.

Accounts Receivable

Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The Company extends credit generally without requiring collateral. Potential losses on receivables are dependent on each individual customer’s financial condition. The Company monitors its exposure to losses on receivables and maintains allowances for potential losses or adjustments, which was approximately $193,000 as of December 31, 2009. The Company’s accounts receivable are written-off once the account is deemed uncollectible.

As noted above, the Company elects to enter into factoring arrangement transactions with a large, reputable financial institution for the purpose of managing its cash flow on trade accounts receivable where payment terms extend beyond those typical of other trade accounts receivable. Trade accounts receivable factored by the Company were approximately $11,896,200 during 2009. Expenses related to factoring arrangements during fiscal year 2009 approximated $411,000, and are reflected within Other expense on the consolidated statement of operations.

Revenue Recognition

The Company records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price to the customer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer assumes the risks and rewards of ownership. Customers take delivery at the time of shipment for terms designated free on board shipping point. For sales designated free on board destination, customers take delivery when the product is delivered to the customer’s delivery site. Provisions for rebates, sales incentives, product returns, and discounts to customers are recorded as an offset to revenue in the same period the related revenue is recorded. The Company also maintains one-time or on-going marketing and trade-promotion programs with certain customers that require the Company to estimate and accrue the expected costs of such programs. These arrangements include cooperative marketing programs, merchandising of the Company’s products and introductory marketing funds for new products and other trade-promotion activities conducted by the customer. Costs associated with these programs are recorded as a reduction of revenues.

The Company provides for limited product return rights to certain distributors and customers primarily for slow moving or damaged items subject to certain defined criteria. The Company

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

monitors product returns and records, at the time revenue is recognized, a provision for the estimated amount of future returns based primarily on historical experience and specific notification of pending returns. Although historical product returns generally have been within expectations, there can be no assurance that future product returns will not exceed historical amounts. A significant increase in product returns could have a material impact on the Company’s operating results in future periods.

Inventories

Inventories include materials, direct labor, and related manufacturing overhead and are stated at the lower of standard cost or market, which approximates a first-in, first-out (“FIFO”) basis. Inventories are reviewed periodically, and any items deemed excess or obsolete are appropriately reserved.

Income Taxes

The Company follows an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the corresponding amounts for income tax purposes. Such amounts are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. A valuation allowance is recorded, based upon currently available information, when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable, plus the net change during the year in deferred tax assets and liabilities.

Effective January 1, 2009, the Company adopted new authoritative guidance, which clarifies the accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company has determined it had no unrecognized tax benefits upon adoption or as of December 31, 2009. The impact of the Company’s assessment of its tax positions did not have a material impact on its results of operations, financial condition or liquidity. Any potential penalties and interest related to unrecognized tax benefits would be reported as income tax expense in the accompanying financial statements.

Cash and Cash Equivalents

For purposes of presenting the statement of cash flows, the Company considers cash and cash equivalents to be cash on hand and investments with maturities less than ninety days from date of purchase.

Property, Plant and Equipment

Property, plant and equipment, net is reported at cost less accumulated depreciation on the consolidated balance sheet. When assets are disposed or otherwise retired, any proceeds received less the remaining book value is recorded as a gain or loss in the consolidated statement of operations, and the asset and accumulated depreciation are removed from the balance sheet. Minor replacements, maintenance and other repairs are charged to expense as incurred, while major replacements and betterments are capitalized.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

Depreciation is calculated based upon the estimated useful lives of the classes of assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Useful lives for financial reporting purposes are typically thirty-one years for buildings, eleven years for machinery and equipment, ten years for leasehold improvements, and between three to seven years for remaining equipment and software. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related lease, which may include one or more option renewal periods with leasehold improvement amortization being classified in depreciation expense.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, impairment is measured by comparing the carrying amount to the fair value or discounted future net cash flows. There were no long-lived asset impairments recognized in 2009, nor have there been material revisions of their useful lives.

Advertising

Advertising costs totaled $119,650 for the year ended December 31, 2009, and were expensed as incurred and presented in Selling and administrative expenses in the consolidated statement of operations.

Research and Development

Research and development costs, which are presented in Selling and administrative expenses in the consolidated statement of operations are expensed as incurred. Research and development expenses approximated $409,000 in the year ended December 31, 2009.

Freight Costs

The Company incurred certain freight costs of $7,094,033 for the year ended December 31, 2009, which are presented in Selling and administrative expenses in the consolidated statement of operations.

Deferred Financing Costs

Capitalized financing costs are amortized using the straight-line method over the term of the security agreement. The straight-line method approximates the effective interest method. Amortization expense is disclosed within Note 5 and includes approximately $213,000 associated with deferred financing costs. The Company includes this amortization in Interest expense on the consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

3.	Inventories, net

Inventories, net consist of the following as of December 31, 2009:

2009

Raw materials	$3,091,131
Work in Process	652,059
Finished goods	12,358,677

16,101,867
Less: Reserve for obsolescence	(319,470)

$15,782,397

4.	Property, Plant and Equipment, net

Property, plant and equipment, net consist of the following as of December 31, 2009:

2009

Land	$500,000
Building and improvements	7,566,647
Machinery and equipment	16,162,066
Computer equipment and software	1,821,512
Furniture, fixtures, tooling and other	1,279,586
Construction in-process	1,700,740

29,030,551

Less: Accumulated depreciation	(16,949,778)

$12,080,773

Depreciation expense for the year ended December 31, 2009 was $1,878,113. Subsequent to December 31, 2009, the Company’s property, plant and equipment balances will be affected by the purchase accounting-related valuations made necessary by the Company being acquired in January 2010, disclosed further in Note 1. This valuation will impact depreciation expense in future years.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

5.	Intangible Assets, net

Identifiable intangible assets are recognized at fair value and are amortized over their estimated useful lives, which range from 3 to 10 years.

2009

Intellectual property	$955,763
Product compliance testing	353,409
Financing costs	190,000
Patents	31,187

1,530,359

Less: Accumulated amortization	(1,393,492)

Intangible assets, net	$136,867

The product compliance testing consists of costs of testing incurred to meet governmental standards. Financing costs are deferred charges incurred that are recognized over the term of existing credit arrangements, which are discussed further in Note 7. Amortization expense on intangible assets for the year ended December 31, 2009 was approximately $338,868. Subsequent to December 31, 2009, the Company’s intangible asset balances will be affected by the purchase accounting-related valuations made necessary by the Company being acquired in January 2010, disclosed further in Note 1. This valuation will impact amortization expense in future years.

6.	Other Accrued Liabilities

Other accrued liabilities as of December 31, 2009 consist of the following:

2009

Accrued professional fees	$681,725
Other	422,419

$1,104,144

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

7.	Debt Obligations

Debt obligations as of December 31, 2009 consist of the following:

Wachovia credit facility	$13,455,486
Contrarian term loans	8,403,556
Subordinated debt	2,086,667

$23,945,709

Wachovia Credit Facility and Term Loan

In September 2004, the Company entered into a $25,000,000 senior secured credit facility (“credit facility”) and a $12,500,000 term loan (“Wachovia term loan”) with Wachovia Bank, N.A., both originally set to mature in December 2009. The Wachovia term loan was terminated during May 2009. The Wachovia credit facility bears interest at prime plus 2.0% or LIBOR plus 3.0% with interest payments due monthly. Interest rates on borrowings made under the Wachovia credit facility averaged approximately 3.1% during the twelve months ended December 31, 2009. After giving effect to borrowing base limitations and the Company’s outstanding letter of credit, the total amount of unused credit available to the Company under the credit facility was approximately $1,760,000 as of December 31, 2009. Commitment fees on the Wachovia credit facility total 0.5% per annum on unused balances and are payable quarterly. Commitment fees paid by the Company during fiscal year 2009 totaled approximately $47,000.

The credit facility is collateralized by substantially all accounts receivable, inventories, equipment, intangibles, and all products and proceeds from any and all of the foregoing. The credit facility prohibits the Company from incurring certain additional indebtedness, limits certain investments, advances or loans and restricts substantial asset sales and capital expenditures. Under the credit facility, the Company is subject to customary covenants regarding the preservation and maintenance of the Company’s corporate existence, material compliance with laws, payment of taxes, and maintenance of insurance and of the Company’s properties.

The credit facility allows for a Maximum Leverage Ratio of 3.25x, which is computed as the ratio of total senior indebtedness to EBITDA, and a Fixed Charge Coverage Ratio of 1.25x, which is computed as the ratio of EBITDA less (1) the aggregate amount of all unfinanced capital expenditures, (2) cash taxes paid, (3) shareholder dividends and distributions, and (4) cash expenditures for environmental remediation efforts to consolidated fixed charges. Also included in the credit facility is a Minimum Consolidated EBITDA covenant, which totaled $6,850,000 as of December 31, 2009. Under the credit facility the Company is subject to customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, inaccurate or false representations or warranties, a material adverse change, insolvency or bankruptcy, a change of control, the occurrence of certain ERISA events and judgment defaults. All amounts outstanding under the credit facility were repaid and the facility terminated pursuant to the terms of the Acquisition described in Note 1.

Letters of Credit

As of December 31, 2009, the Company had issued one letter of credit outstanding on the credit facility that totaled $860,000, which was maintained for the purpose of providing financial assurance in connection with the Company’s corrective action plan discussed in Note 10.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

Responsibility for this letter of credit has been transferred to the acquirer of the Company pursuant to the terms of the Acquisition described in Note 1.

Contrarian Term Loans

In June 2006, the Company entered into second lien term loans with Contrarian Financial Service Company (“Contrarian term loans”). Term loan A-1 provided $8,000,000 of available borrowings at LIBOR plus 10.0%, plus 1.5% paid-in-kind (“PIK”) interest added to the A-1 principal loan balance. Term loan A-2 provided $1,500,000 of available borrowings at 25.0% PIK interest. All outstanding borrowings as of December 31, 2009 were on the A-1 term loan. PIK interest added to principal was approximately $112,000 for the year ended December 31, 2009. Interest rates on outstanding borrowings under the Contrarian term loans during fiscal year 2009 averaged 15.9%.

The Contrarian term loan allows for a Maximum Leverage Ratio of 3.25x, which is computed as the ratio of total senior indebtedness to EBITDA, and a Fixed Charge Coverage Ratio of 1.10x, which is computed as the ratio of EBITDA less (1) the aggregate amount of all unfinanced capital expenditures, (2) cash taxes paid, (3) shareholder dividends and distributions, and (4) cash expenditures for environmental remediation efforts to consolidated fixed charges. Also included in the Contrarian term loan is a Minimum Consolidated EBITDA covenant, which totaled $6,165,000 as of December 31, 2009. The Contrarian term loan includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, inaccurate or false representations or warranties, a material adverse change, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults. All amounts outstanding under the Contrarian term loan were repaid and the agreement terminated pursuant to the terms of the Acquisition described in Note 1.

Subordinated Debt

In June 2006, the Company entered into subordinated debt agreements with equity shareholders (“Subordinated debt”) providing $1,500,000 of available borrowings bearing interest at an annual rate of 9.0% payable monthly, plus 11.0% PIK interest payable upon final settlement. PIK interest added to principal was approximately $165,000 for the year ended December 31, 2009. All amounts outstanding under the subordinated debt agreements were repaid and the subordinated debt agreements terminated pursuant to the terms of the Acquisition described in Note 1.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

8.	Income Taxes

The components of income tax expense consist of current federal tax expense of $444,521 and current state tax expense of $168,077 for the year ended December 31, 2009.

The expense for income tax differs from the amount that would be calculated by applying the federal statutory rate to income before income tax expense as follows:

2009

Federal income tax benefit - at statutory rates (34%)	$(492,792)
State income tax benefit, net of federal benefit	(23,356)
Permanent differences	134,375
State tax rate change	110,101
Valuation allowance	894,952
Other	(10,682)

Income tax expense	$612,598

Significant components of the Company’s deferred income taxes are as follows:

2009

Allowance for doubtful accounts	$68,831
Inventory capitalization	100,323
Inventory obsolescence	113,768
Accrued liabilities	5,118,684
Valuation allowance	(4,024,749)

Current, net	1,376,857

Net operating loss	355,280
Book versus tax basis of depreciable assets	(1,545,335)
Package design costs	154,572
Other	151,110
Valuation allowance	(492,484)

Noncurrent, net	(1,376,857)

Net deferred tax asset	$—

As of December 31, 2009, the Company had $8,971,711 of state net operating loss carryforwards that expire during the years 2012 through 2025. As a result of its historical operating losses, the Company has determined that it is not more likely than not that its deferred tax assets will be realized and has accordingly recorded a valuation allowance of $4,517,233 at December 31, 2009. The valuation allowance increased $894,952 during 2009.

The Company files tax returns in the U.S. federal jurisdiction and in various states. The Company is no longer subject to federal or state income tax examinations or assessments of taxes by U.S. federal or state tax authorities with respect to tax years ending on or prior to December 31, 2005, except that net operating losses generated in tax years 2000-2005 are subject to adjustment

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

generally until the expiration of applicable statutes of limitation for the years in which such loss carryforwards are utilized. In addition, the tax year 2005 remains open to examination by certain state tax authorities. In the first quarter of 2010, the Internal Revenue Service (IRS) commenced an examination of the Company’s U.S. federal income tax return for 2008. The Company does not expect this examination to cause a material change in its financial position.

9.	Employee Benefit Plan

The Company sponsors a defined contribution (401k) plan covering substantially all employees of the Company. Participating employees may contribute up to a maximum of $15,500 of their annual compensation to the plan in 2009. The Company elected to match 50% of the first 6% of compensation contributed by participants in 2009. Employer contributions to the plan are based on the level of employee contributions and totaled approximately $131,309 for the year ended December 31, 2009.

10.	Commitments and Contingent Liabilities

Self-Insurance

It is the policy of the Company to partially self-insure for risks related to product liability (including toxic tort), workers’ compensation, and physical loss to property. As of December 31, 2009, the Company’s self-insured retentions for each claim involving these three insurable risks were limited to, on a per occurrence basis, $50,000, $2,500, and $50,000, respectively. Based on the Company’s estimate of the aggregate liability for claims incurred, a provision of approximately $254,000 for claims under this partially self-insured program is recorded within Other accrued liabilities on the balance sheet as of December 31, 2009, derived from both internal and external sources, including the Company’s independent expert. The Company is fully self-insured for certain other types of liabilities, including environmental, product recall, patent infringement and errors and omissions.

Leases

The Company leases certain buildings and equipment under various operating lease agreements. Rent expense for the year ended December 31, 2009 was approximately $1,066,593. Aggregate future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2009 are as follows:

Years Ending December 31,
2010	$298,762
2011	149,548
2012	127,013
2013	57,625
2014	9,182

$642,130

Litigation

The Company is subject from time to time to routine complaints and lawsuits occurring in the ordinary course of business. The Company believes that it has adequate defenses and the results of any complaints and proceedings will not have a material adverse effect on the Company’s

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

financial condition or results of operations, including environmental and product liability actions outside of those disclosed within these consolidated financial statements and accompanying notes.

Environmental Matters

The Company’s operations are subject to federal, state, local, and foreign laws and regulations relating to the generation, storage, handling, transportation, and disposal of hazardous substances and solid and hazardous wastes, and to the remediation of contaminated sites. Permits and environmental controls are required for certain of the Company’s operations to limit air and water pollution, and these permits are subject to modification, renewal, and revocation by issuing authorities. The Company will incur capital and operating costs relating to environmental compliance on an ongoing basis. Environmental laws and regulations have generally become stricter in recent years, and the cost of responding to future changes may be substantial. While management believes that the Company is currently in substantial compliance with all material environmental laws and regulations, and have taken reasonable steps to ensure such compliance, there can be no assurance that the Company will not incur significant costs to remediate violations of such laws and regulations, particularly in connection with acquisitions of existing operating facilities, or to comply with changes in, or stricter or different interpretations of, existing laws and regulations. Such costs could have a material adverse effect on the Company’s results of operations.

The Company is currently a party to federal and state administrative proceedings arising under federal and state laws enacted for the protection of the environment where a state or federal agency or a private party alleges that hazardous substances generated by the Company have been discharged into the environment and a state or federal agency is requiring a cleanup of soil and/or groundwater pursuant to federal or state superfund laws. In each of these proceedings in which the Company has been named as a party that allegedly generated hazardous substances that were transported to a waste site owned and operated by another party, either (1) the Company is one of many other identified generators who have reached an agreement on the allocation of costs for cleanup among the various generators and the Company’s potential liability is not material, or (2) the Company has been identified as a potential generator but has been indemnified by its waste broker and transporter.

The Company’s primary manufacturing location in Marietta, Georgia is the only active site involving property which the Company owns and where the Company has been named as a potentially responsible party. With regard to this location, the Company is responsible for the expected costs of implementing an Amended Corrective Action Plan that was submitted in March 2009 under the Georgia Hazardous Site Response Act (“HSRA”), the approval of which is still pending. The Georgia Environmental Protection Division (the “EPD”) is reviewing the Amended Corrective Action Plan and will determine if additional actions are necessary and for what period of time.

As of December 31, 2009, the Company’s consolidated balance sheet includes an undiscounted, pre-tax liability of approximately $12.0 million, which represents the Company’s best estimate of costs associated with the aforementioned Amended Corrective Action Plan, primarily to remediate contaminants in soil and ground water underlying the Marietta manufacturing facility and affected adjacent properties, and other related environmental issues. While over approximately the next twenty years the Company could expend an amount ranging up to $18.0 million on these efforts, management’s best estimate of remediation costs continues to be $12.0 million. Further sampling, engineering studies, and/or changes in regulatory requirements could cause the Company to revise the current estimate. The Company arrived at the current estimate on the basis of studies prepared

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

by independent third party environmental consulting firms. The actual cost of remediation will vary depending upon the results of additional testing and geological studies, the success of initial remediation designed to address the most significant areas of contamination, the rate at which site conditions may change, and the requirements of the EPD.

Additionally, the Company previously conducted manufacturing operations at an unrelated property in Georgia that has since been sold. Pursuant to the terms of the sale, the Company has retained environmental exposure that might arise from its previous use of this property. The Company is preparing a plan to address the sub-surface contamination and, at this time, does not anticipate costs associated with future remediation efforts will be material. As of December 31, 2009, accruals associated with this effort totaled approximately $0.2 million. However, the actual cost of remediation could vary depending upon the results of additional testing and geological studies and the rate at which site conditions may change. Finally, the Company is preparing a plan to address the sub-surface contamination at its Texas manufacturing location, which is owned by the Company, and, at this time, does not anticipate the costs associated with future remediation efforts will be material. These estimates could change, however, based upon the response of the Texas Commission on Environmental Quality.

11.	Significant Customers

The Company has two customers, Toyota Motor Sales USA, Inc. and Nissan North America, Inc., which accounted for 20% and 13%, respectively, of net sales for the year ended December 31, 2009. Nissan North America, Inc. also accounted for approximately 11% of accounts receivable as of December 31, 2009.

12.	Related Parties

The Company incurs costs for management fees for general financial and business advisory work that are payable to shareholders. The arrangement called for a capped fee of $200,000 annually and the accrual totaled $1,800,000 as of December 31, 2009, which is classified separately on the balance sheet as Accrued management fees due to owners. Additionally, a Prefunded management incentive of $2,316,580 has been classified separately on the balance sheet pertaining to amounts payable to owners and certain key members of management funded prior to December 31, 2009, in anticipation of the Acquisition as discussed in Note 1. The Company also has borrowings due to certain equity shareholders disclosed within the Subordinated Debt section of Note 7.

13.	Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance that established a single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities, including Securities and Exchange Commission (“SEC”) registrants. This guidance modifies the GAAP hierarchy to include only two levels of GAAP: authoritative and nonauthoritative, and is effective for financial statements issued for fiscal years ending after September 15, 2009 and interim periods within those fiscal years, and therefore became effective for the Company on January 1, 2009. The adoption of this guidance did not have a significant impact on the Company’s results of operations, financial position or cash flows.

Amrep, Inc. and Subsidiary

(a wholly owned subsidiary of Dawn Chemical Company, Inc.)

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

In December 2007, the FASB issued a new standard amending the accounting for business combinations. This standard retains the fundamental requirements of the previous standard but has been expanded to apply the acquisition method of accounting to all transactions and other events in which one entity obtains control over one or more other businesses. Additionally, this standard requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces the previous standard’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. The new standard also changes the accounting for acquisition related costs, restructuring costs associated with a business combination and step acquisitions. The provisions of this standard should be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and therefore became effective for the Company on January 1, 2009. Pursuant to this guidance, all deal costs associated with the transaction described in Note 1 were expensed as incurred by the Company.

In September 2006, the FASB issued a new standard, which establishes a framework for measuring fair value and expands disclosure about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements. The definition of fair value retains the exchange price notion and clarifies that the exchange price is the price in an orderly transaction between market participants. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability. The new standard establishes a fair value hierarchy from the observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. In February 2008, the FASB delayed the adoption of the standard for all nonfinancial assets to the beginning of the first fiscal year that begins after November 15, 2008, which was effectively adopted by the Company on January 1, 2009. The adoption of this pronouncement had no significant impact on the Company’s results from operations and financial position.

In July 2006, the FASB issued new guidance which clarifies the accounting for uncertainty in tax positions. This interpretation requires that the Company recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. In February 2008, the FASB issued additional guidance, which deferred the effective date to annual reporting periods beginning after December 15, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. In December 2008, the FASB once again deferred the effective date to annual periods beginning after December 15, 2008. The Company adopted the guidance effective January 1, 2009. The adoption of this pronouncement had no significant impact on the Company’s results from operations and financial position and is discussed further in Note 2.

14.	Subsequent Events

The Company has evaluated subsequent events that occurred after the balance sheet date of December 31, 2009 through March 17, 2010, the date these financial statements were available for issuance. Subsequent to the balance sheet date, no material events or transactions were noted that impacted the consolidated financial statements as of December 31, 2009 and for the year then ended. As mentioned in Note 1, the Company was acquired by Zep Inc. on January 4, 2010.